                               Exhibits to 8-K

FOR IMMEDIATE RELEASE                          February 6, 1998     [LOGO]

                            GETTY REPORTS RECORD YEAR

                    ADDITIONAL INVESTMENT BY GETTY INVESTMENTS

Getty Communications plc (NASDAQ: GETTY), one of the leading international providers of visual content, today announced financial results for the fourth quarter and year ended December 31, 1997. On a currency neutral basis, sales for the quarter increased by 17 per cent over the fourth quarter of 1996 and earnings before interest, taxes, exchange gains/losses, depreciation and amortization ("EBITDA") increased by 20 per cent. Reported sales and EBITDA for the quarter were L15.4 million ($25.2 million) and L3.2 million ($5.3 million) respectively, representing increases in sales of 10 per cent, and in EBITDA of 11 per cent over the fourth quarter. On a currency neutral basis, sales and EBITDA for 1997 were up 23 per cent to L67.2 million (1996:L54.5 million) and 35 per cent to L13.5 million (1996: L10.0 million) respectively. Reported sales for the year ended December 31, 1997 increased by 13 per cent to L61.5 million ($101.0 million)(1996:L54.5 million) and EBITDA by 18 per cent to L11.8 million ($19.4 million)(1996: L10.0 million).

In a separate announcement released today, Getty advised that it has agreed to acquire Allsport, the world's leading sports picture agency.

Chairman, Mark Getty said, "1997 and the first weeks of 1998 have been strategically important for Getty and we have made great steps towards our declared goal of providing high quality imagery across the widest range of content categories to the broadest range of customers. We have significantly broadened our visual content collections with the acquisitions of Gamma Liaison in news, feature and celebrity material: Energy Film Library in stock footage; PhotoDisc in royalty free photography and digital image fulfilment; and, today, Allsport. All these are amongst the leading collections in their content category and are true to the Getty ideals of high quality imagery and customer service. In 1998 our focus will be primarily to implement full web commerce for the imagery contained in our collections to ensure that our customers can receive these images in a timely manner in whatever format they choose."

Jonathan Klein, Chief Executive Officer, said, "This has been a record year for Getty with sales, driven by strong volume growth, up by 23 per cent on a currency neutral basis. The most striking development in the industry has been the growth in demand for digital delivery of imagery, particularly in the United States and United Kingdom. In response to this, we have accelerated the development of the digital capabilities of the Tony Stone Images and Hulton Getty businesses: we have launched a tailored, online search system called Compass; we have prepared key offices for launch of an on-demand digital delivery service in the first quarter of 1998; and Hulton Getty has had an online search system for its library of 180,000 digital images since the middle of the year. The acquisition of PhotoDisc with its established web commerce business will further enhance our digital capabilities."

MERGER WITH PHOTODISC

Getty's pending merger with PhotoDisc, a leader in the development and marketing of royalty-free digital stock photography products and electronic delivery of images, has been approved by the shareholders of both companies, and is now subject to the approval of the High Court in England. Getty anticipates that this required approval will be granted on February 9 with completion of the merger and the commencement of trading in shares in Getty Images, Inc., the new holding company for both Getty Communications and PhotoDisc, on the Nasdaq National Market expected shortly thereafter.

PhotoDisc's expertise in digital development will, Getty believes, enhance the company's prospects for web commerce success. PhotoDisc has indicated to Getty that, on an unaudited basis, sales in the twelve months to December 31, 1997, were approximately $41 million, which represented a 48 per cent increase over the previous year, and, of this, approximately $7.5 million was generated by single image sales on the company's award-winning web site (www.photodisc.com). This figure represents a year over year increase of 430 per cent. In December 1997 sales generated on the web were approximately $1.3 million. Management of PhotoDisc currently estimates that PhotoDisc currently anticipates that operating income and earnings before interest, taxes and exchange gains/losses, depreciation and amortization ("EBITDA") for 1997, as a percentage of sales, will be substantially consistent with the results previously reported for the nine months ended September 30, 1997.

FURTHER INVESTMENT BY GETTY INVESTMENTS

Getty Investments, the current controlling shareholder of Getty, has today agreed to subscribe for additional new shares of Getty Images common stock for a total investment of $28 million. This investment underlines its long-term commitment to the group. The funds raised will be applied towards financing the acquisitions of PhotoDisc and Allsport, and planned investments in digital technology during 1998.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997.

Reported sales for the year were L61.5 million ($101.0 million) which represented an increase of 13 per cent over the prior year. The strength of the UK pound had a significant impact on the translation of sales from non UK operations. On a currency neutral basis, sales would have been L67.2 million representing a 23% increase. This growth has arisen due to an increase in volume and the effect of acquisitions.

Throughout 1997 Getty has seen a progressive slowing down in the rate of growth of the analogue business of Tony Stone Images. It is expected that this trend will continue into 1998 as more customers move towards digital search, selection and fulfilment of images, particularly in the developed markets of the United States and the United Kingdom, as can be seen in the strong growth of PhotoDisc's web commerce business. In recognition of this, management have made significant investment throughout 1997 in digitisation. In 1998, Getty expects that Tony Stone Images' Dupe Master Collection will be available for full web commerce. The merger with PhotoDisc also represents further significant development in Getty's strategy for digital development.

Gross margin for the year increased from 62.2 per cent of sales for the year ended December 31, 1996 to 62.8 per cent of sales for 1997, notwithstanding the inclusion of Gamma Liaison with its lower gross margin. This improvement was in line with the company's objective of increasing the amount of owned imagery in the sales mix.

1997 saw a further reduction in selling, general and administrative expenses as a percentage of sales for Tony Stone Images/Hulton Getty. This percentage decreased from 43.3% for 1996 to 42.6% for 1997 as a result of the reorganisations carried out at the end of 1996 in North America and during the first quarter of 1997 in the United Kingdom, as well as strong financial and operating disciplines. Including acquisitions, Group selling, general and administrative expenses decreased from 43.8 per cent of sales in 1996 to 43.6 per cent in 1997.

On a currency neutral basis, EBITDA for the year increased by 35 per cent. The reported EBITDA was up to L11.8 million ($19.4 million) from L10.0 million in 1996.

Getty entered into a settlement agreement with Digital Stock Corporation over the complaint filed in September 1997. This has resulted in a one off, exceptional cost to Getty including legal expenses.

Net income for the year was L2.5 million ($4.0 million), compared with L1.7 million in 1996 which represents an increase of 40 per cent. Earnings per ADR were $0.21 for the year and $0.41 excluding the litigation settlement and the impact of goodwill.

At December 31, 1997 Getty had cash of L17.8 million, long and short term debt of L10.2 million and shareholders equity of L72.8 million. During the year, cash generated by operations amounted to L8.0 million. Investment in fixed assets amounted to L9.4 million, with cash spent on business acquisitions and debt repayments totalling L13.3 million and L2.0 million, respectively.

FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 1997

Reported sales increased by 10 per cent to L15.4 million in the fourth quarter of 1997 compared to L13.9 million in 1996. On a currency neutral basis, sales grew by 17 per cent in the fourth quarter of 1997 compared to 1996.

Gross margin for the quarter improved from 63.3 per cent of sales to 63.8 per cent of sales. This reflects increased sales from scanned images following the acquisition of Energy Film Library and a change in the sales mix at Tony Stone Images and Hulton Getty.

Selling, general and administrative charges increased by 11.4 per cent in the fourth quarter to L6.6 million due to the acquisitions. At Tony Stone Images and Hulton Getty selling, general and administrative expenses, as a percentage of sales, reduced from 42.4 per cent in 1996 to 41.8 per cent in 1997 reflecting management's progress in introducing efficiencies into the business.

On a currency neutral basis, EBITDA for the fourth quarter increased by 19 per cent. Reported EBITDA increased to L3.2 million ($5.3 million) from L2.9 million in the fourth quarter of 1996.

Net income for the quarter was L171,000 ($281,000) after the Digital Stock exceptional charge. Excluding this, net income for the quarter was L586,000 ($962,000). Earnings per ADR excluding the settlement, was $0.05 and excluding the impact of goodwill and the exceptional charge, earnings per ADR would be $0.10.

1997 HIGHLIGHTS

- Since formation in 1995, Getty's strategy has been to grow both organically and by making acquisitions in the fragmented visual content industry, with the goal of creating the world leading company in the industry. Getty completed a number of key acquisitions of companies and image collections in 1997: Energy Film Library, a leading stock footage business; Gamma-Liaison, with its news and photojournalism imagery; the Slim Aarons collection with its wealth of imagery depicting the American way of life; and, exclusive representation of a collection of 300,000 images spanning the 40 year career of the legendary Ernst Haas. Getty believes that each of the businesses and image collections in the group are complementary and meet customers' image requirements.

- During 1997 Getty expanded the company's network of sales offices with the appointment of agents in South Africa, Poland and Mexico as well as four new agents in South East Asia and the acquisition of a leading stock photography agency in Hong Kong. Getty believes that this expansion is key to providing the best service and products to all of the group's clients and will be instrumental in ensuring long term growth.

- At the end of the year, 180,000 Hulton Getty images have been digitised to high resolution and the company's online search and retrieval facility has been active since mid 1997.

- COMPASS, Getty's tailored search system for Tony Stone Images, has been tested and launched internally. Getty believes that it is one of the most in-depth and sophisticated indexing and search engines in the industry. COMPASS has already had an impact in terms of increased efficiency in the company's picture research departments as it enables researchers to search the large image files electronically instead of manually. For clients it also enhances the quality of the research and the speed at which imagery can be presented to them for their approval. COMPASS will form the basis of the Tony Stone Images' web commerce enabled web site which will be launched in the second half of 1998.

- In September Getty opened the Hulton Getty Picture Gallery which specializes in the production of high quality prints from the Hulton Getty historical archive. Since opening, the Gallery has shown a variety of themed collections all of which have been very positively received by the public. The success of the Gallery has exceeded expectations.

- In 1997 Getty launched six catalogues compared to two in 1996. The six catalogues include a flagship and a specialist ('Interpretations') catalogue from Tony Stone Images, an analogue catalogue from Liaison ('Portraits') and another from Hulton Getty, as well as two CD-ROM catalogues containing over 10,000 images from Tony Stone Images and Hulton Getty.

                            NOTES TO EDITORS

DESCRIPTION OF GETTY COMMUNICATIONS

Getty Communications (NASDAQ: GETTY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Communications markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona and Hong Kong and dedicated agents in 15 countries. Getty Communications' visual content collections are: (i) Tony Stone Images, one of the world's leading providers of contemporary stock photography;
(ii) Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iii) Gamma Liaison, a leading North American news and reportage agency; and (iv) Energy Film Library, one of the world's lending stock footage companies.

MERGER WITH PHOTODISC

In September 1997, Getty announced that it had agreed to merge with PhotoDisc, Inc. This merger has been approved by the shareholders of both companies and is now subject to the approval of the High Court in England. Getty anticipates that the required approval will be granted on February 9 with completion of the merger and the commencement of trading in shares in Getty Images Inc., the new holding company for both Getty Communications and PhotoDisc, on the Nasdaq National Market expected early next week.

In the twelve months to December 31, 1997, PhotoDisc sales were approximately $41 million which represented a 48 per cent increase over the previous year. Approximately $7.5 million was generated by single image sales on its award-winning web site (www.photodisc.com). This figure represents a year over year increase of 430 per cent. In December 1997 sales generated on the web were approximately $1.3 million. Management of PhotoDisc currently estimates that PhotoDisc currently anticipates that operating income and earnings before interest, taxes and exchange gains/losses, depreciation and amortization ("EBITDA") for 1997, as a percentage of sales, will be substantially consistent with the results previously reported for the nine months ended September 30, 1997.

DESCRIPTION OF PHOTODISC

PhotoDisc is the leader in the development and marketing of digital stock photography products and electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, a licensing model pioneered by PhotoDisc, which allows customers to pay a one-time fee to use an image on a non exclusive basic for almost any purpose. As of December 31, 1997, PhotoDisc offered more than 125 different CD-ROM products, each of which included a collection of between 100 and 336 thematically related digital images. In addition, each image in its 50,000 photographic image library ("the PhotoDisc Image Collection") is available for immediate licensing and downloading for a fixed price from the PhotoDisc web site. PhotoDisc market its products to professional users, such as graphic designers and advertising agencies: corporate users, such as managerial and sales professionals within an organization; and small office/home office ("SOHO") users, such as owners and employees of small businesses. PhotoDisc has coupled the benefits of advanced technologies with its royalty-free licensing model to make stock photography more accessible to users in emerging markets, such as corporate users and SOHO users and, potentially, consumers.


ENQUIRIES:

Getty Communications                Jonathan Klein             (44 171)544 3456
                                    Chief Executive Officer


                                    Lawrence Gould
                                    Chief Financial Officer


                                    Colette Furey
                                    Group Communications Manager


Taylor Rafferty                     Jim Prout                   (1 212)889 4350

Hudson Sandler                      Andrew Hayes                (44 171)796 4133

                   CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  Getty Communications plc
                                                     Three Months Ended
                                                         December 97
                                             1996          1997         1997(1)
                                          -------------------------------------
SALES                                       L13,922       L15,354       $25,227
Cost of sales                                 5,108         5,554         9,126
                                          ---------     ---------     ---------

GROSS PROFIT                                  8,814         9,800        16,101
                                          ---------     ---------     ---------

Selling, general and administrative           5,911         6,583        10,818
Amortization                                    374           587           965
Depreciation                                    941         1,530         2,514
                                          ---------     ---------     ---------
OPERATING INCOME                              1,588         1,100         1,806

Litigation settlement (4)                                    (594)         (976)
Net interest received/(expensed)                (32)           63           104
Exchange gains/(losses)                          30           (14)          (24)
                                          ---------     ---------     ---------

Income before tax                             1,586           555           910
Income tax                                     (698)         (384)         (631)
                                          ---------     ---------     ---------

Net Income                                     L888          L171          $279
                                          ---------     ---------     ---------
                                          ---------     ---------     ---------

Net income per share                          L0.03         L0.00         $0.01
Net income per ADR (2)                        L0.05         L0.01         $0.02


EBITDA (3)                                   L2,903        L3,216        $5,283
                                          ---------     ---------     ---------
                                          ---------     ---------     ---------

Notes:

(1) Solely for the convenience of the reader, pound sterling amounts have been translated into U.S. Dollars at the Noon Buying Rate on December 31, 1997 of $1.6430=L1.00.

(2) Net income per ADR is calculated by adjusting net income per share for the ratio of two class A Shares per ADR.

(3) EBITDA is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization.

(4)  Relates to the settlement of the Digital Stock litigation.

                   CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                 Getty Communications plc
                                                        Year Ended
                                                        December 97
                                             1996          1997         1997(1)
                                          ---------     ---------     ---------
SALES                                       L54,475       L61,503      $101,049
Cost of Sales                                20,605        22,890        37,608
                                          ---------     ---------     ---------

GROSS PROFIT                                 33,870        38,613        63,441
                                          ---------     ---------     ---------

Selling, general and administrative          23,869        26,808        44,046
Amortization                                  1,381         1,985         3,260
Depreciation                                  3,515         5,012         8,235

                                          ---------     ---------     ---------
OPERATING INCOME                              5,105         4,808         7,900


Litigation settlement (4)                                    (594)         (976)
Net interest received/(expensed)             (1,250)          724         1,190
Exchange gains/(losses)                        (196)         (121)         (200)
                                          ---------     ---------     ---------

Income before tax                             3,659         4,817         7,914
Income tax                                   (1,911)       (2,363)       (3,882)
                                          ---------     ---------     ---------

Net income                                   L1,748        L2,454        $4,032
                                          ---------     ---------     ---------
                                          ---------     ---------     ---------

Net income per share                          L0.06         L0.06         $0.10
Net income per ADR (2)                        L0.13         L0.13         $0.21

EBITDA (3)                                  L10,001       L11,805       $19,396
                                          ---------     ---------     ---------
                                          ---------     ---------     ---------


Notes:

(1) Solely for the convenience of the reader, pound sterling amounts have been translated into U.S. Dollars at the Noon Buying Rate on December 31, 1997 of $1.6430=L1.00.

(2) Net income per ADR is calculated by adjusting net income per share for the ratio of two class A Shares per ADR.

(3) EBITDA is defined as earnings before interest, taxes, exchange gains/(losses), depreciation and amortization.

(4)  Relates to the settlement of the Digital Stock litigation.

                     CONDENSED CONSOLIDATED BALANCE SHEET
                          (Unaudited, in thousands)

                             At December 31,          At December 31,
                                  1996             1997             1997 (1)
                             -------------------------------------------------
Cash and cash equivalents         L34,441          L17,793          $29,234
Other current assets               14,243           19,032           31,270
                             ------------     ------------     ------------

Total current assets               48,684           36,825           60,504

Fixed assets, net                  19,692           24,256           39,853
Intangible assets                  24,187           40,700           66,870
Deferred assets                     2,981            2,685            4,411
                             ------------     ------------     ------------

TOTAL ASSETS                      L95,544         L104,466         $171,638
                             ------------     ------------     ------------
                             ------------     ------------     ------------

Short term borrowings              L1,700           L1,276           $2,096
Other current liabilities          17,041           21,512           35,345
                             ------------     ------------     ------------

Total current liabilities          18,741           22,788           37,441

Long term debt                     10,466            8,921           14,657
Shareholders' equity               66,337           72,757          119,540
                             ------------     ------------     ------------

                                  L95,544         L104,466         $171,638
                             ------------     ------------     ------------
                             ------------     ------------     ------------

NOTES:

(1) Solely for the convenience of the reader, pound sterling amounts have been translated into U.S. Dollars at the Noon Buying Rate on December 31, 1997 of $1.6430 = L1.00

                                                                [LOGO]

FOR IMMEDIATE RELEASE                                         February 6, 1998


                        GETTY AGREES TO ACQUIRE ALLSPORT,
                       A LEADING SPORTS PHOTOGRAPHIC AGENCY

Getty Communications plc (NASDAQ: GETTY), one of the leading international providers of visual content, today announces a further broadening of the group's portfolio of visual content as a result of its agreement to acquire Allsport plc. This acquisition is expected to be completed early next week after completion of the pending merger between Getty and PhotoDisc Inc. The aggregate purchase consideration for the entire share capital of Allsport will be L16.5 million in cash and the issuance of 1.1 million new shares of Getty Images common stock.

In a separate announcement released today, Getty also reported record results for the year ended December 31, 1997, as well as a proposed further significant investment in the company by Getty Investments.

Allsport is uniquely positioned as one of the world's highest profile sports picture agencies. Its photographers supply high quality images to a wide variety of media, direct from sports events throughout the world. Its business derives from both the distribution of current photographs and the licensing of usage rights from its archive of approximately four million edited original images. Getty plans to grow this business by making Allsport's imagery additionally available via its own international network of wholly-owned offices and agents, through penetration of the advertising, design and corporate markets and by further developing the digital distribution of Allsport's imagery over the internet.

Chairman Mark Getty said, "Our agreement to acquire Allsport reflects our determination to provide the best possible imagery to the largest possible client base. The growth in demand for sports imagery from all parts of our client base has accentuated the need to add this type of imagery to our collections. The proposed acquisition of Allsport will provide us with access to major sports events worldwide on a pre-planned and accredited basis and to the good relationships that Allsport has established over the years with many sports governing bodies, sponsors and publishers of books, newspapers and magazines."

Jonathan Klein, Chief Executive Officer of Getty, said "In Allsport we saw a tremendous opportunity to acquire both a dynamic sports photography business with a well-established, efficient system for sourcing and distributing photography, and a sports archive of quality and depth. Allsport has already digitised approximately 180,000 of its images which are available on a 24-hour basis and so the acquisition complements our strategies for on-line search, retrieval and delivery of imagery for all of the businesses in our group."

Steve Powell, Chairman and Chief Executive Officer of Allsport, said "We have built Allsport into a lending sports photographic agency. Our markets are global and are growing rapidly. Although we are proud of our strong position and brand within these markets, we recognise the need to develop Allsport further as the demand for visual content expands and media technology becomes increasingly sophisticated. We chose Getty as our partner because we felt that its strong market positions, high quality content, digital expertise, and future market strategy make it, for us, the most attractive group in our industry."

Getty's agreement with Allsport comes at the same time as the proposed closing of Getty's merger with PhotoDisc, a leading royalty free digital stock provider, and believed to be the largest provider of imagery over the internet. This transaction has been approved by the shareholders of both companies and is now subject to the approval of the High Court in England which Getty expects on February 9 with closing and dealings in Getty Images shares expected during next week.

Getty's high quality visual content portfolio also includes Tony Stone Images, one of the world's leaders in contemporary stock photography; Hulton Getty, one of the two largest privately owned archival photograph collections in the world; Gamma Liaison, a leading North American news and photojournalism business; and Energy Film Library, one of the world's leading stock footage companies. Getty's strategy has been to pursue acquisitions of business that are among the leaders in all sectors of the visual content industry and to prepare content for digital search, selection and delivery.

Getty envisages a number of benefits as a result of the Allsport acquisition:

- Getty believes that the growth of sport, as an industry and a leisure activity, and the resulting need for sporting imagery, is set to continue. The combination of Allsport's broad penetration of global sports coverage, and Getty's visual content expertise, make the enlarged group well positioned to benefit from developments in the sports imagery market.

- The professionalism and talent of Allsport's award-winning photographers are evidenced by the fact that Allsport is the official photographer to a number of sports' governing bodies including the International Olympic Committee, the International Amateur Athletics Federation and the PGA European Tour. These and other relationships provide Allsport with reliable regular access to major sports events. The high quality of Allsport's imagery is directly in line with Getty's commitment to providing the highest quality imagery across all areas of the visual content business.

- In addition to product excellence, Allsport has been very successful in building relationships with sportsmen and women, publications and sponsors. The position of Allsport in the sports photography industry, together with the quality of the imagery, has led to contracts with the most important sports sponsors, including Nike, Reebok, AT&T, IBM and McDonalds, for advertising and promotional use. The agency's strategy of building partnership-style relationships is welcomed by Getty and is in line with Getty's own strategies.

- Getty already owns brands which are amongst the leaders in the sectors of contemporary, archival, news and reportage, and the company believes that the addition of Allsport is a further important step in implementing its strategy of completeness in terms of content provision to its customers, in particular the editorial segment of the market which consists of book, magazine, CD ROM and web publishers as well as newspapers.

- Allsport's clients include a wide variety of the world's media, in particular national and local newspapers, magazines and book publishers, television companies and commercial publishing, merchandising and advertising companies. As a result of the acquisition, Allsport will also have access to Getty's advertising, design and corporate client bases.

- Access to Getty's wholly-owned offices in twelve countries as well as the company's network of licensees will enhance selling opportunities for Allsport and further extend that agency's brand worldwide.

- Allsport has an archive of approximately four million images, approximately 85 per cent of which are copyright-owned. In addition, Allsport has exclusive permanent rights of usage over, approximately, a further 10%. This means that the company has greater flexibility in maximising sales as there are no restrictions on sales of the images nor commission payable.

- Allsport provides a 'live' digital subscription service to over 1,000 newspapers worldwide and already has approximately 180,000 high resolution digital images online on the company's website (www.allsport.com), increasing weekly by approximately 5,000. Getty believes that this capability, along with Getty's own web commerce expertise, will enhance the online search, retrieval and delivery of imagery across the enlarged group.

- Allsport has an experienced management team with a background in the sports photography industry that goes back over 30 years. The key management have all renewed their committment to continue to develop the business in partnership with Getty after the acquisition. Allsport also employs award-winning photographers who are backed up by skilled support teams.

                               NOTES TO EDITORS


DESCRIPTION OF GETTY COMMUNICATIONS

Getty Communications (NASDAQ: GETTY) is one of the of leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Communications markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona and Hong Kong and dedicated agents in 15 countries. Getty Communications' visual content collections are:
(i)Tony Stone Images, one of the world's leading providers of contemporary stock photography; (ii)Hulton Getty, one of the two largest privately owned collections of archival photography in the world; (iii) Gamma Liaison, a leading North American news and reportage agency; and (iv) Energy Film Library, one of the world's leading stock footage companies.

DESCRIPTION OF ALLSPORT

Allsport is amongst the world's leading sports photographic agencies with offices in London and Los Angeles, as well as agents providing representation in approximately 30 countries. Allsport's customer base includes major newspaper groups worldwide, publishers, sports governing bodies and sponsors.

For the year ended November 30, 1997, Allsport's revenues were approximately L10 million.

MERGER WITH PHOTODISC

In September 1997, Getty announced that it had agreed to merge with PhotoDisc, Inc. This merger has been approved by the shareholders of both companies and is now subject to the approval of the High Court of England. Getty anticipates that the required approval will be granted on February 9 with completion of the merger and the commencement of trading in shares in Getty Images, Inc., the new holding company for both Getty Communications and PhotoDisc, on the Nasdaq National Market expected early next week.

In the twelve months to December 31 1997, PhotoDisc sales were approximately $41.0 million, representing a 48 per cent increase over the previous year and of this, approximately $7.5 million was generated by single image sales on its award-winning web site (www.photodisc.com). This figure represents a year over year increase of 430 per cent. In December 1997 sales generated on the web were approximately $1.3 million. Management of PhotoDisc currently estimates that PhotoDisc currently anticipates that operating income and earnings before interest, taxes and exchange gains/losses, depreciation and amortization ("EBITDA") for 1997, as a percentage of sales, will be substantially consistent with the results previously reported for the nine months ended September 30, 1997.

DESCRIPTION OF PHOTODISC

PhotoDisc is the leader in the development and marketing of digital stock photography products and electronic delivery of images. PhotoDisc's products are offered on a royalty-free basis, a licensing model pioneered by PhotoDisc, which allows customers to pay a one-time fee to use an image on a non-exclusive basis for almost any purpose. As of December 31, 1997, PhotoDisc offered more than 125 different CD-ROM products, each of which included a collection of between 100 and 336 thematically related digital images. In addition, each image in its 50,000 photographic image library
(the "PhotoDisc Image Collection") is available for immediate licensing and downloading for a fixed price from the PhotoDisc web site. PhotoDisc markets its products to professional users, such as graphic designers and advertising agencies; corporate users, such as managerial and sales professionals within an organization; and small office/home office ("SOHO") users, such as owners and employees of small businesses. PhotoDisc has coupled the benefits of advanced technologies with its royalty-free licensing model to make stock photography more accessible to users in emerging markets, such as corporate users and SOHO users and, potentially, consumers.


Contact:

Getty Communications
Jonathan Klein, 011-44-171-544-3456

             -or-

Taylor Rafferty Associates
Jim Prout, 212-889-4350